EXHIBIT 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the NRG Energy, Inc. Registration Statements on Form S-3 (No. 333-62958) and Form S-8 (No. 333-38892) of our report dated February 21, 2002, except as to Notes 6 (as it relates to West Coast Power) and 25, which Notes are as of September 5, 2002, and Note 24 which is as of November 18, 2002, relating to the consolidated financial statements of NRG Energy, Inc., which report appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
November 18, 2002